Exhibit 10.30

AMENDMENT NO. 1 TO

CONNECTION AND SHIPPING AGREEMENT

BY AND BETWEEN ALON USA, LP AND

CENTURION PIPELINE L.P., DATED JUNE 14, 2006

This Amendment No. 1 effective as of April 1, 2012 is entered into by and between Alon USA, LP (“Alon”), a Texas limited partnership, having an office at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and CENTURION PIPELINE L.P. (“Centurion”), a Delaware limited partnership, having an office at 5 Greenway Plaza, Houston, Texas 77046. Alon and Centurion may each be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, Alon and Centurion have previously entered into that certain Connection and Shipping Agreement, dated June 14, 2006 (the “Agreement”) wherein as consideration for Centurion’s performance of a pipeline expansion and rehabilitation, Alon committed to ship the Minimum Delivery Period Volume from the Centurion Midland Terminal to Alon’s Big Spring, Texas refinery; and

WHEREAS, although Centurion has performed requisite pipeline expansion and rehabilitation, Alon has not consistently met the Minimum Delivery Period Volume, incurring a Deficiency Charge of $2,036,751; and

WHEREAS, Alon and Centurion desire to waive this accrued Deficiency Charge in consideration for an extension of the Agreement and an increase in the volume commitment, subject to the terms and conditions set forth herein, and

WHEREAS, Alon and Centurion desire to amend the Agreement as set out in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Capitalized terms not defined in this Amendment shall have the meaning assigned to them in the Agreement.

2.	In Section 1.31, the term “Following Year” is deleted and replaced with “Following Period.”

3.	The definition of “Initial Term” in Section 1.33 is hereby amended and extended for one additional year to the “sixteenth anniversary of the Effective Date.”

4.	Section 1.37 shall be amended as follows:

a.	replace the Minimum Delivery Period Volume of “3,923,750 Barrels” with $4,562,500 Barrels”;

b.	replace the Daily Minimum Volume of “21,500 Barrels” with “25,000”; and

c.	replace the Contract Year volumes of “1,290,000 Barrels” with “1,500,000 Barrels.”

5.	Delete Paragraph four of Section 2.1 in its entirety and replace it with the following language:

Excluding the DRA skid, the Project Facilities will be completed by the Effective Date in accordance with, and subject to the terms and conditions set forth in Section 1.27. The DRA skid will be completed by April 1, 2012 (the “Amendment Date”).

6.	The second sentence of Section 4.1 is deleted in its entirety and replaced with the following:

Centurion shall construct the Pipeline Facilities, and Alon shall construct the Pipeline Connection, so that they have the ability, subject to their completion, including any necessary regulatory approvals, to deliver and accept, respectively, a minimum of 30,000 BPD (such amount based on linefill of WTS and subject to changes resulting from linefill of WTI or Other Crude Oil) from the Origin Point to the Delivery Point. Centurion will utilize drag reducing agent, at its own cost and expense, as necessary, to ensure a minimum capacity of 30,000 BPD from the Origin Point to the Delivery Point.

7.	Article 6 shall be deleted in its entirety and replaced with the following:

ARTICLE 6

MINIMUM DELIVERY PERIOD VOLUME

AND DEFICIENCY CHARGE

6.1 Minimum Delivery Period Volume. As an inducement to Centurion to provide and/or operate, as applicable, the Project Facilities, without which inducement Centurion would not agree to enter this Agreement, Alon guarantees and covenants, subject to the terms and conditions of this Agreement and the performance of Centurion’s obligations hereunder, that during each Delivery Period it shall, in accordance with the provisions of this Agreement, tender the applicable Minimum Delivery Period Volume of Crude Oil at the Origin Point for shipment over the Project Facilities to the Delivery Point and bear a proportionate share (based on volume being shipped) of line fill as set forth in the Tariff.

6.2 Deficiency Charge. If the volume of Crude Oil delivered by Alon at the Origin Point during a Delivery Period is less than the applicable Minimum Delivery Period Volume, Alon agrees to pay Centurion an amount equal to the Makewhole Volume multiplied by the tariff in effect during such Delivery Period (“Deficiency Charge”), provided that, any such Deficiency Charges shall be assessed and payable on an annual basis. Any Deficiency Charge paid by Alon to Centurion under this provision shall be treated as advance payments of the Centurion Tariff then in effect for transportation of Crude Oil by Alon from the Origin Point to the Delivery Point for volumes in excess of the Minimum Delivery Period Volumes for the four Delivery Periods of the two Years immediately following the Year for which such Deficiency Charge was assessed (the “Following Period”). Notwithstanding the foregoing, such credit shall only be applied with respect to such transportation in the Following Period. Any Deficiency Charge amounts that are not credited in accordance with the above shall be retained by Centurion and shall not be refunded to Alon or applied as a credit to payment for such transportation in any subsequent Delivery Period. If, at the expiration of the Term, Centurion holds any Deficiency Charge amounts that have not been applied as a credit to payment for transportation as provided herein, Centurion shall be under no obligation to refund such Deficiency Charge amounts to Alon.

6.3 Volumes in Excess of Commitment. During any Contract Year, if the volume of Crude Oil delivered by Alon at the Origin Point for shipment over the Project Facilities to the Delivery Point exceeds the Minimum Delivery Period Volume, at the request of Alon, eighty per cent (80%) of the excess volume will be applied toward the Minimum Delivery Period Volume in the two Delivery Periods of the immediately following Year; provided Alon may not apply an advance tariff payment to such excess volumes as provided in Section 6.2.

6.4 Interim Delivery Period. For the Delivery Period during which this Amendment is executed (the “Interim Period”), the Minimum Delivery Period Volume shall be calculated on a pro rata basis utilizing (i) the Minimum Delivery Period Volume in effect prior the execution of this Amendment for the portion of the Interim Period occurring prior to the Amendment Date and (ii) the Minimum Delivery Period Volume in effect upon execution of this Amendment for the portion of the Interim Period occurring after the Amendment Date.

8.	Section 10.2 shall be amended to change the number of Barrels of Crude Oil referenced in line 4 and line 7 from “39,237,500” to “45,622,674.”

9.	Replace “24,000 BPD” in the first paragraph of Section 1.1 of Exhibit 1.47 and with “30,000 BPD.”

10.	Add the following language to the end of the second paragraph of Section 1.1 of Exhibit 1.47:

•	Installation of a DRA skid.

11.	Centurion hereby agrees to waive any accrued deficiency charges incurred prior to December 31, 2011.

Except as herein amended, all other terms and provisions to the Agreement shall remain in full force and effect.

Each Party represents that the individual executing this Amendment on its behalf is a duly authorized representative of the Party and legally competent to execute this Amendment.

IN WITNESS WHEREOF. the Parties hereto have caused this instrument to be duly executed as of the dates set forth below but shall be effective as of the date first set forth above.

Alon USA, LP		Centurion Pipeline L.P.

By:	Alon USA GP, LLC	By:	Centurion Pipeline, GP, Inc.
	General Partner		General Partner

By:	/s/ Alan P. Moret	By:	/s/ Rick Van Eyk
Name:	Alan P. Moret	Name:	Rick Van Eyk
Title:	Sr. Vice President	Title:	Vice President Business
Date:	3/22/12	Date:	3/20/12

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